Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 31, 2023, except for Notes 2 and 14, for which the date is February 9, 2024 in the Registration Statement on Amendment No.1 to Form S-1, under the Securities Act of 1933 (File No. 333-271416) with respect to the consolidated balance sheet of ABVC BioPharma, Inc and its subsidiaries (collectively the “Company”) as of December 31, 2022, and related consolidated statements of operation and comprehensive loss, cash flows, stockholders’ equity (deficit), for the year ended December 31, 2022, and the related notes included herein.

San Mateo, California	WWC, P.C.
February 9, 2024	Certified Public Accountants
PCAOB ID: 1171